UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 8, 2011

WINDSTREAM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32422	20-0792300
(Commission File Number)	(IRS Employer Identification No.)

4001 Rodney Parham Road, Little Rock, Arkansas 72212

(Address of Principal Executive Offices, Including Zip Code)

(501) 748-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Equity Compensation Awards.

On February 8, 2011, the Compensation Committee of the Board of Directors of Windstream Corporation (“Windstream” or the “Company”) adopted a new form of restricted share agreement used by the Company to evidence grants of equity incentive compensation to executive officers under the Windstream Corporation Amended and Restated 2006 Equity Incentive Plan.

Prior to 2011, all Windstream equity compensation awards have been issued as either time-based restricted stock or performance based restricted stock. On February 8, 2011, the Compensation Committee granted the following categories of equity compensation awards to the executive officers:

1)	Time-Based Restricted Stock – As in prior years, the Compensation Committee granted 50% of the annual equity award to each executive officer other than Mr. Jeffery Gardner, the President and Chief Executive Officer of Windstream, in the form of time-based restricted stock awards that vest ratably over three years. With respect to Mr. Gardner, the Compensation Committee also granted a special equity award of $2.0 million in the form of time-based restricted stock with a vesting date of February 15, 2014 for 100% of these shares. The Compensation Committee made no change to the form of time-based restricted share agreement used to evidence time-based restricted stock awards in prior years.

2)	Performance-Based Restricted Stock Units – For 2011, the Compensation Committee granted performance-based restricted stock units (RSUs) to the executive officers. The target amount of shares of Windstream common stock that can be issued under the RSU agreements equal 100% of the annual equity award for Mr. Gardner and 50% of the annual equity award for all other executive officers.

The RSUs vest ratably in one-third ( 1/3) increments over each of the three fiscal years from 2011 to 2013 as a separate performance period. The performance goal for each fiscal year shall be based on the Company’s achievement of adjusted operating income before depreciation and amortization (OIBDA). For the fiscal year ended December 31, 2011, the Compensation Committee has established the performance goal for adjusted OIBDA at $2,023 million.

One third ( 1/3) of the target number of RSUs subject to each RSU agreement will vest for each of the fiscal years 2011, 2012 and 2013 based on the extent to which the Company achieves the adjusted OIBDA performance goal for the applicable fiscal year in accordance with the following matrix (with appropriate proration to be made for achievement between the 90% to 95% levels of attainment):

Percent of Adjusted OIBDA Performance Goal Attained with Respect to a Fiscal Period	Percent of Target Number of RSUs Allocated to Such Fiscal Year that are Earned
Less than 90%	0%
90%	50%
91%	60%
92%	70%
93%	80%
94%	90%
95%	100%

The RSU agreements provide for an additional payout opportunity if the following additional performance measures are satisfied: (i) the Company achieves at least 90% of the adjusted OIBDA performance goal with respect to each of the fiscal years 2011, 2012 and 2013 and (ii) the Company achieves a positive average annual revenue growth for the three year period. This additional payout opportunity is equal to 50% of the target number of RSUs subject to each RSU agreement.

Each RSU agreement provides that dividends will accrue, and not be paid, if and until the time the performance-based conditions have been satisfied for the target number of shares underlying the RSUs. No dividends accrue or are payable on the shares issuable under the additional payout opportunity.

The performance measure of adjusted OIBDA is a non-GAAP financial measure and is one of the principal measures used by Windstream to communicate its financial performance in its quarterly earnings releases. The performance measure of adjusted OIBDA is subject to adjustment to exclude items of gain, income, loss or expense that are determined to be (i) extraordinary or unusual in nature or infrequent in occurrence, (ii) adjustments as necessary to take into consideration results of operations from acquired or disposed properties such that adjusted OIBDA performance is determined on a pro forma basis, consistent with the Company’s quarterly external earnings releases, (iii) related to a change in accounting principle, or (iv) non-cash expense related to a pension or equity compensation awards.

The annual revenue growth performance measure for the additional payout opportunity is also a non-GAAP financial measure that is calculated by excluding items of revenue, gain and income that are determined to be (i) extraordinary or unusual in nature or infrequent in occurrence, (ii) related to a change in accounting principle, or (iii) related to the least cost routing initiative currently undertaken which reduces the Company’s switch access revenue with a corresponding reduction in interconnection expense by maximizing the use of the Company’s network to transport switched traffic.

The Compensation Committee may, in its sole discretion, increase (but not decrease) the level of required achievement for each of the adjusted OIBDA and annual revenue growth performance goals to reflect a change in business operations or acquired properties.

Director Compensation Program.

On February 9, 2011, the Board of Directors of Windstream amended the Director Compensation Program for non-employee directors to allow directors to elect to receive any annual cash retainer or fee in the form of a grant of Windstream common stock.

The foregoing descriptions of the RSU agreement and the Director Compensation Program are qualified in their entirety by reference to the full text of the 2011 Performance-Based Restricted Stock Unit Agreement and the Director Compensation Program which are filed as Exhibits 10.1 and 10.2, respectively, and incorporated herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

Exhibit 10.1	Form of 2011 Performance-Based Restricted Stock Unit Agreement entered into between Windstream Corporation and its executive officers.

Exhibit 10.2	Windstream Corporation Director Compensation Program as adopted February 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WINDSTREAM CORPORATION

By:	/s/ John P. Fletcher
John P. Fletcher
Executive Vice President and General Counsel

Dated: February 14, 2011

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